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                     October 7, 2022

       Rohan Ajila
       Chief Executive Officer
       Global Consumer Acquisition Corp
       1926 Rand Ridge Court
       Marietta, GA, 30062

                                                        Re: Global Consumer
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 11,
2022
                                                            File No. 001-40468

       Dear Rohan Ajila:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Mitchell Nussbaum